Filed Pursuant to Rule 424(b)(3)

Registration No. 333-261043

PROSPECTUS

Petros Pharmaceuticals, Inc.

3,453,616 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders named in this prospectus from time to time of up to 3,453,616 shares of our common stock, par value $0.0001 per share. These 3,453,616 shares of common stock consist of:

●	3,323,616 shares of common stock (the “Investor Warrant Shares”) issuable upon the exercise of warrants (the “Investor Warrants”) that were issued in a private placement (the “Private Placement”) pursuant to that certain Securities Purchase Agreement, dated as of October 13, 2021, by and among us and the several purchasers named therein (the “Securities Purchase Agreement”); and

●	130,000 shares of common stock (the “Katalyst Warrant Shares” and together with the Investor Warrant Shares, the “Warrant Shares”) issuable upon the exercise of warrants (the “Katalyst Warrants” and together with the Investor Warrants, the “Warrants”) that were issued to Katalyst Securities LLC (“Katalyst”) as compensation for financial advisory services in connection with the Private Placement.

The Warrants were issued in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. Each purchaser represented that it was an “accredited investor” (as defined by Rule 501 under the Securities Act). We are registering the Warrant Shares issuable upon the exercise of the Warrants to allow the selling stockholders named herein to, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus.

We are registering the offer and resale of the Investor Warrant Shares pursuant to a provision in the Securities Purchase Agreement.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of such shares of common stock. The selling stockholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may resell the shares of common stock covered by this prospectus through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution.”

We will not receive any of the proceeds from the sale of common stock by the selling stockholders. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

Any shares of common stock subject to resale hereunder will have been issued by us and acquired by the selling stockholders prior to any resale of such shares pursuant to this prospectus.

No underwriter or other person has been engaged to facilitate the sale of the common stock in this offering. We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of our common stock.

Our common stock is listed on Nasdaq under the symbol “PTPI.” On November 22, 2021, the last reported sales price for our common stock was $1.33 per share.

Investment in our common stock involves risk. See “Risk Factors” contained in this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission, which are incorporated by reference in this prospectus and in any applicable prospectus supplement. You should carefully read this prospectus and the documents we incorporate by reference, before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 23, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. As permitted by the rules and regulations of the Securities and Exchange Commission, the registration statement filed by us includes additional information not contained in this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of common stock are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

Unless otherwise indicated, information contained or incorporated by reference in this prospectus concerning our industry, including our general expectations and market opportunity, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily uncertain due to a variety of factors, including those described in “Risk Factors” beginning on page 5 of this prospectus. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

Prospectus Summary

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus, the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus and the documents incorporated by reference and our financial statements and related notes that are incorporated by reference in this prospectus. In this prospectus, unless the context indicates otherwise, “Petros,” the “Company,” the “registrant,” “we,” “us,” “our,” or “ours” refer to Petros Pharmaceuticals, Inc. and its consolidated subsidiaries.

Overview

Petros is a pharmaceutical company focused on men’s health therapeutics, consisting of wholly owned subsidiaries, Metuchen Pharmaceuticals, LLC (“Metuchen”), Timm Medical Technologies, Inc. (“Timm Medical”), and Pos-T-Vac, LLC (“PTV”). We are engaged in the commercialization and development of Stendra®, a U.S. Food and Drug Administration approved PDE-5 inhibitor prescription medication for the treatment of erectile dysfunction (“ED”), which we have licensed from Vivus, Inc. Petros also markets its own line of ED products in the form of vacuum erection device products through its subsidiaries, Timm Medical and PTV. In addition to ED products, we have acquired an exclusive global license to develop and commercialize H100™, a novel and patented topical formulation candidate for the treatment of acute Peyronie’s disease.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”) enacted in April 2012. An “emerging growth company” may take advantage of exemptions from some of the reporting requirements that are otherwise applicable to public companies. These exceptions include:

•          being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

•          not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•           reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•           exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption.

Finally, we are a “smaller reporting company” (and may continue to qualify as such even after we no longer qualify as an emerging growth company) and accordingly may provide less public disclosure than larger public companies. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

Corporate Information

Petros Pharmaceuticals, Inc. is a Delaware corporation with its principal business office at 1185 Avenue of the Americas, 3rd Floor, New York, New York 10036. Our telephone number is 973-242-0005 and our website can be found at www.petrospharma.com. Through our website, we will make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the Securities and Exchange Commission, or SEC. Information contained on, or that can be accessed through, our website is not and shall not be deemed to be a part of this prospectus.

The Offering

Common Stock to be Offered by the Selling Stockholders	Up to 3,453,616 shares of our common stock, which are comprised of (i) 3,323,616 shares of common stock issuable upon the exercise of the Investor Warrants and (ii) 130,000 shares of common stock issuable upon the exercise of the Katalyst Warrants.

Use of Proceeds

All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise of the Warrants and the Wainwright Warrants if the Warrants and the Wainwright Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. See “Use of Proceeds” beginning on page 7 of this prospectus for additional information.

Registration Rights	Under the terms of the Securities Purchase Agreement, we agreed to file this registration statement with respect to the registration of the resale of the Investor Warrant Shares by the selling stockholders party to the Securities Purchase Agreement.

Plan of Distribution

The selling stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

See “Plan of Distribution” beginning on page 16 of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

Nasdaq Capital Market Symbol	Our common stock is listed on Nasdaq under the symbol “PTPI.”

Risk Factors	Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 5 of this prospectus and the documents incorporated by reference in this prospectus.

Risk Factors

An investment in our securities involves certain risks. Before deciding to invest in our common stock, you should consider carefully the discussion of risks and uncertainties affecting us and our securities, together with other information in this prospectus and the other information and documents incorporated by reference in this prospectus, including the risks, uncertainties and assumptions discussed under the heading Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021, and September 30, 2021, which are incorporated herein by reference, as updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Special Note Regarding Forward-Looking Statements

This prospectus and the information incorporated by reference in this prospectus contain “forward-looking statements,” which include information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Our use of the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. Forward-looking statements should not be read as a guarantee of future performance or results and will probably not be accurate indications of when such performance or results will be achieved. All statements included or incorporated by reference in this prospectus, and in related comments by our management, other than statements of historical facts, including without limitation, statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.

These statements are based on certain assumptions and analyses made in light of our experience and perception of historical trends, current conditions and expected future developments as well as other factors that we believe are appropriate in the circumstances. While these statements represent our judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results. Whether actual future results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the risks and uncertainties discussed in this prospectus, any prospectus supplement and the documents incorporated by reference under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and elsewhere in those documents.

Consequently, all of the forward-looking statements made in this prospectus as well as all of the forward-looking statements incorporated by reference to our filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are qualified by these cautionary statements and there can be no assurance that the actual results or developments that we anticipate will be realized or, even if realized, that they will have the expected consequences to or effects on us and our subsidiaries or our businesses or operations. We caution investors not to place undue reliance on forward-looking statements. We undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where we are expressly required to do so by law.

Use of Proceeds

All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

Dividend Policy

We have never declared or paid any cash dividends on our common stock and our current credit facility restricts our ability to declare or pay cash dividends or distributions. We currently anticipate that we will retain future earnings to fund development and growth of our business, and we do not anticipate paying cash dividends in the foreseeable future. The decision to pay dividends is at the discretion of our board of directors and depends upon our ability to obtain a waiver of the restriction on paying dividends contained in our credit facility, and on our financial condition, results of operations, capital requirements, and other factors that our board of directors deems relevant.

Selling Stockholders

Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders listed below and donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the selling stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 3,453,616 shares of our common stock, which are comprised of (i) 3,323,616 shares of common stock issuable upon the exercise of the Investor Warrants and (ii) 130,000 shares of common stock issuable upon the exercise of the Katalyst Warrants.

The Registered Direct Offering and the Concurrent Private Placement

On October 13, 2021, we entered into the Securities Purchase Agreement with certain accredited and institutional investors. Pursuant to the Securities Purchase Agreement, we agreed to sell in a registered direct offering (the “Registered Direct Offering”) 3,323,616 shares of our common stock, $0.0001 par value per share (the “Common Stock”), to the Purchasers at an offering price of $1.715 per share and associated Investor Warrant. Pursuant to the Securities Purchase Agreement, in the concurrent Private Placement, the Company also sold to the Purchasers the Investor Warrants to purchase up to an aggregate of 3,323,616 shares of common stock at an exercise price of $1.715 per share. The Investor Warrants became exercisable immediately upon the closing of the Private Placement on October 18, 2021 and will expire five years following that date.

Subject to limited exceptions, a holder of Warrants other than JCP III SM AIV, LP will not have the right to exercise any portion of its Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99% at the election of the holder prior to the date of issuance) of the number of shares of our common stock outstanding immediately after giving effect to such exercise, provided that the holder may increase or decrease the beneficial ownership limitation up to 9.99%. Any increase in the beneficial ownership limitation shall not be effective until 61 days following notice of such change to the Company.

In addition, under the Securities Purchase Agreement, we agreed to prepare and file with the SEC a registration statement relating to the resale of the shares of common stock underlying the Warrants on or before the 30th calendar day following the date of the Securities Purchase Agreement. The Warrants may not be assigned or transferred without the Company’s prior written consent.

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Warrants.

Katalyst provided financial advisory services to us in connection with Registered Direct Offering and the Private Placement, pursuant to an Advisory Consulting Agreement, dated as of October 13, 2021, between us and Katalyst (the “Katalyst Agreement”). Pursuant to the Katalyst Agreement, we paid Katalyst an advisory fee and legal expenses totaling $235,000. In addition, we issued to Katalyst or its representatives or designees the Katalyst Warrants to purchase an aggregate of 130,000 shares of our common stock at an exercise price of $1.715 per share. The Katalyst Warrants became exercisable immediately upon the closing of the Registered Direct Offering and the Private Placement on October 18, 2021 and will expire five years following that date.

Relationships with the Selling Stockholders

Except as described below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us.

John Shulman, the sole director of Juggernaut Partners III GP, Ltd., which is the sole general partner of Juggernaut Partners III GP, L.P., which is the sole general partner of JCP III SM AIV, LP, is a director of the Company. For more information about the Company’s relationship with JCP III SM AIV, LP and its affiliates, see the section below titled “Certain Relationships and Related Transactions—Relationship with Juggernaut Partners III GP, L.P.”

Within the past three years, Katalyst has provided us and Metuchen with financial advisory services, for which it received compensation.

Information About Selling Stockholders Offering

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon exercise of the Warrants. For additional information regarding the issuance of the Warrants, see “—The Registered Direct Offering and The Private Placement” above. We are registering the shares of common stock underlying the Warrants in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below lists the selling stockholders and other information regarding the ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock owned by each selling stockholder, based on its ownership of the shares of common stock and securities convertible or exercisable into shares of common stock, as of November 11, 2021, assuming exercise of the securities exercisable into shares of common stock held by the selling stockholders on that date, if applicable, without regard to any limitations on conversions or exercises.

The third column lists the shares of common stock being offered pursuant to this prospectus by the selling stockholders.

This prospectus generally covers the resale of the sum of (i) the maximum number of Investor Warrant Shares and (ii) the maximum number of Katalyst Warrant Shares. The table below assumes that the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the Securities and Exchange Commission, subject to adjustment as provided in the Securities Purchase Agreement, without regard to any limitations on the conversion or exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Warrants, subject to limited exceptions, a holder of Warrants other than JCP III SM AIV, LP will not have the right to exercise any portion of its Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99% at the election of the holder prior to the date of issuance) of the number of shares of our common stock outstanding immediately after giving effect to such exercise, provided that the holder may increase or decrease the beneficial ownership limitation up to 9.99%, excluding for purposes of such determination shares of common stock issuable upon the exercise of such Warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The percentages in the following table reflect the shares of common stock beneficially owned by the selling stockholder as a percentage of the total number of shares of common stock outstanding as of November 11, 2021, assuming that all of the Warrants have been exercised. As of such date, 13,150,215 shares of common stock were outstanding, before giving effect to the exercise of the Warrants.

Name of Selling Stockholder	Number of shares of common stock owned prior to offering (1)		Maximum number of shares of common stock to be sold pursuant to this Prospectus		Number of shares of common stock owned after offering		Percentage of common stock owned after offering
Scot Cohen	253,240	(2)	116,620		136,620	(2)	*
George W. Haywood	897,417	(3)	204,081		693,336	(3)	4.18%
Intracoastal Capital LLC (4)	1,809,395	(5)	437,317		1,372,078	(5)	8.08%
Iroquois Capital Investment Group, LLC (6)	415,531	(7)	148,688		266,843	(7)	1.60%
Iroquois Master Fund Ltd. (6)	774,069	(8)	346,938		427,131	(8)	2.56%
JCP III SM AIV, LP (9)	6,744,578	(10)	1,661,807		5,082,771	(10)	30.57%
Quick Capital, LLC (11)	58,310	(12)	29,155		29,155	(12)	*
Stephen A. Renaud	62,865	(13)	29,155		33,710	(13)	*
Shay Capital LLC (14)	956,134	(15)	291,545		664,589	(15)	3.98%
Michael A. Silverman	533,804	(16)	188,310	(13)	345,494	(16)	2.06%

* Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)	Amount includes (1) 116,620 shares of common stock and (2) 20,000 shares underlying warrants held by Mr. Cohen that are currently exercisable or exercisable within 60 days of November 11, 2021.

(3)	Amount includes 693,336 shares of common stock held by Mr. Haywood.

(4)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital, LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13 (d) of the Exchange Act) of the securities reported herein that are held by Intracoastal.

(5)	Amount includes (1) 996,320 shares of common stock and (2) 375,758 shares underlying warrants held by Intracoastal Capital LLC that are currently exercisable or exercisable within 60 days of November 11, 2021.

(6)	Richard Abbe has the sole authority and responsibility for the investments made on behalf of Iroquois Capital Investment Group LLC (“ICIG”) as its managing member and shares authority and responsibility for the investments made on behalf of Iroquois Master Fund Ltd. (the “Iroquois Master Fund”) with Kimberly Page, each of whom is a director of the Iroquois Master Fund. As such, Mr. Abbe may be deemed to be the beneficial owner of all shares of common stock held by and underlying the securities reported herein (subject to the beneficial ownership blockers) held by Iroquois Master Fund and ICIG.

(7)	Amount includes (1) 148,688 shares of common stock and (2) 118,155 shares underlying warrants held by Iroquois Capital Investment Group, LLC that are currently exercisable or exercisable within 60 days of November 11, 2021.

(8)	Amount includes (1) 346,938 shares of common stock and (2) 80,193 shares underlying warrants held by Iroquois Master Fund Ltd. that are currently exercisable or exercisable within 60 days of November 11, 2021.

(9)	The shares of common stock are directly held by JCP III SM AIV, L.P. (“JCP III AIV”) and METP Holdings, LLC (“METP”). The shares of common stock directly held by JCP III AIV and METP are also indirectly beneficially owned by: Juggernaut Partners III GP, L.P. (“JCP III GP”), the sole general partner of JCP III AIV and METP; Juggernaut Partners III GP, Ltd. (“JCP III GP Ltd”), the sole general partner of JCP III GP; and John Shulman, the sole director of JCP III GP Ltd (JCP III GP, JCP III GP Ltd and Mr. Shulman, together the “Indirect JCP Reporting Persons”).

(10)	Amount includes (1) 5,057,771 shares of common stock held by JCP III SM AIV, LP and (2) 25,000 shares underlying stock options held by John Shulman that are currently exercisable or exercisable within 60 days of November 11, 2021.

(11)	Eilon Natan has voting and dispositive powers over the shares held by Quick Capital, LLC.

(12)	Amount includes 29,155 shares of common stock held by Quick Capital, LLC.

(13)	Amount includes (1) 29,155 shares of common stock and (2) 4,555 shares underlying warrants held by Mr. Renaud that are currently exercisable or exercisable within 60 days of November 11, 2021.

(14)	Sam Ginzburg and Michael Murray are the managing members of Shay Capital LLC and may be deemed to have investment discretion and voting power over the shares held by Shay Capital LLC in such capacity.

(15)	Amount includes (1) 570,582 shares of common stock and (2) 94,007 shares underlying warrants held by Shay Capital LLC that are currently exercisable or exercisable within 60 days of November 11, 2021.

(16)	Amount includes (1) 169,520 shares of common stock and (2) 175,974 shares underlying warrants held by Mr. Silverman that are currently exercisable or exercisable within 60 days of November 11, 2021.

(17)	Represents (i) 58,310 shares of common stock issuable upon the exercise of the Investor Warrants and (ii) 130,000 shares of common stock issuable upon the exercise of the Katalyst Warrants.

Certain Relationships and Related Transactions,
and Director Independence

Transactions with Related Persons

SEC rules require us to disclose any transaction or currently proposed transaction in which we are a participant and in which any related person has or will have a direct or indirect material interest involving an amount that exceeds the lesser of $120,000 or one percent (1%) of the average of the Company’s total assets as of the end of last two completed fiscal years since January 1, 2018. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s common stock, or an immediate family member of any of those persons.

Relationship with Juggernaut Partners III GP, L.P.

JCP III SM AIV, L.P. (“JCP III AIV”) and METP Holdings, LLC (“METP”) hold 38.5% of the issued and outstanding shares of common stock of the Company, collectively. Juggernaut Partners III GP, L.P. (“JCP III GP”) is the sole general partner of JCP III AIV and METP and Juggernaut Capital Partners III, L.P (“JCP III”). JCP III GP Ltd is the sole general partner of JCP III GP. John D. Shulman is the sole director of JCP III GP Ltd. Mr. Shulman is also a Director of Petros.

Subordinated Related Party Loans

On September 30, 2016, the Company executed a Subordination Agreement with Hercules, certain related parties, including JCP III SM AIV, L.P., an affiliate of Juggernaut Capital Partners III, L.P. (the “JCP Investor,” and together with the related parties “the Related Holders”), wherein the Related Holders agreed to subordinate outstanding indebtedness of the Company owed to the Related Holders (“Sub Debt”) to the indebtedness owed under the Loan Agreement. On November 22, 2017, the Company and the Related Holders entered into an Amended and Restated Subordination Agreement (the “Amended Agreement”). Under the terms of the Amended Agreement, the principal balance of the Sub Debt was increased to $30,579,496. The cash interest rate of the amended sub debt was 12%. Additional PIK interest was 8% payable on the maturity date.

On December 10, 2018, JCP III CI AIV, L.P., an affiliate of the JCP Investor, acquired from Krivulka Family LLC (“Krivulka”) all of Krivulka’s ownership interest in Metuchen Therapeutics, LLC (“MT”), a holding company that owned 55% of Metuchen, giving the JCP Investor a controlling interest in Metuchen (such transaction, the “JCP Acquisition”). As part of the acquisition accounting for the JCP Acquisition, the outstanding Sub Debt was determined to have a fair value that was less than its carrying value. The fair value of the subordinated related party term loans was $22,250,746 at December 10, 2018. A debt discount of $15,506,463 was recognized and was being amortized to interest expense over the term of the debt using the effective interest method.

On December 10, 2018, the Company signed a subordinated promissory note for an additional $4,750,000 of Sub Debt from the JCP Investor. The principal, along with PIK interest at an annual rate of 25%, was due on April 2, 2021.

On September 16, 2019, the Company entered into the Exchange Agreement, pursuant to which the Company issued 1,373,820.51 Preferred Units and 2,434,551.28 Common Units at a fair market value of $46,617,232.32 to the Related Parties in exchange for the full satisfaction and termination of the subordinated related party term loan. Pursuant to the Exchange Agreement, affiliates of JCP III received 1,129,497.00 Preferred Units and 2,001,584.89 Common Units.

Subordinated Promissory Notes

From January 31, 2020 through October 1, 2020, the Company entered into various Subordinated Promissory Notes with JCP III AIV in the aggregate principal amount of $15.5 million. The maturity date of each Subordinated Promissory Note was April 2, 2021. Each Subordinated Promissory Note carried PIK interest at an annual rate of 20%. The Subordinated Promissory Notes’ aggregate principal balance and accrued PIK interest was converted into 1,762,913.30 Common Units of Metuchen, which were then converted into shares of the Company’s common stock upon the consummation of the merger transactions involving the Company (the “Mergers”) on December 1, 2020, and the Subordinated Promissory Notes were terminated.

Escrow Agreement

Effective September 30, 2020, the Company and Hercules entered into the Third Amendment to Loan and Security Agreement (“Third Amendment”) to provide for interest only payments commencing on October 1, 2020 and continuing through December 22, 2020 unless the Company raises net cash proceeds of at least $25 million through an equity or debt financing or other transaction on or before December 21, 2020. The Third Amendment also amended the minimum cash, minimum net revenue and minimum EBITDA financial covenants. On that same date, Juggernaut Capital Partners III, L.P., Hercules and Wells Fargo Bank, N.A. entered into an escrow agreement (the “Escrow Agreement”) to escrow certain funds in an aggregate amount equal to certain principal payments owed under the Loan Agreement, as amended. In connection with the consummation of the Mergers, the funds held in escrow were disbursed back to Juggernaut Capital Partners III, L.P. and the Escrow Agreement was terminated.

Description Of Securities To Be Registered

Authorized Capital Stock

We have authorized 200,000,000 shares of capital stock, of which 150,000,000 are shares of common stock and 50,000,000 are shares of “blank check” preferred stock. On November 11, 2021, there were 13,150,215 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our Board does not intend to seek stockholder approval for the issuance and sale of our common stock or preferred stock.

As of November 9, 2021, we had 187 holders of record of our shares of common stock.

Plan Of Distribution

Each selling stockholder of securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Legal Matters

The validity of the securities offered by this prospectus will be passed upon by Haynes and Boone, LLP, New York, New York.

Experts

The consolidated balance sheets of Petros Pharmaceuticals, Inc. and Subsidiaries (formerly Metuchen Pharmaceuticals, LLC) as of December 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ equity/ members’ capital, and cash flows for each of the years then ended have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We are subject to the informational requirements of the Exchange Act and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s website is www.sec.gov.

We make available free of charge on or through our website at www. Petrospharma.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the Securities and Exchange Commission.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information By Reference” are also available on our website, www.petrospharma.com.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

Incorporation of Certain Information By Reference

The Securities and Exchange Commission allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the Securities and Exchange Commission pursuant to Sections l3(a), l3(c), 14 or l5(d) of the Exchange subsequent to the date of this prospectus and prior to the termination of the offering:

●	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 31, 2021;

●

Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 14, 2021, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 16, 2021, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, filed with the SEC on November 15, 2021;

●	Our Current Reports on Form 8-K filed with the SEC on February 25, 2021, April 6, 2021, October 15, 2021, and November 17, 2021;

●	The description of our common stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 31, 2021, including any amendments thereto or reports filed for the purposes of updating this description

All filings filed by us pursuant to the Exchange Act after the date of the initial filing of this registration statement and prior to the effectiveness of such registration statement (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) shall also be deemed to be incorporated by reference into the prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at:

Petros Pharmaceuticals, Inc.
Attn: Vice President of Accounting
1185 Avenue of the Americas, Suite 249
New York, New York 10036
973-242-0005

You may also access the documents incorporated by reference in this prospectus through our website at www. petrospharma.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

3,453,616 Shares

COMMON STOCK

PROSPECTUS

November 23, 2021